 Exhibit (h)(9)(b)

 AMENDMENT ONE

This amendment (the “Amendment”) between the parties signing below (the “Parties”) amends the Existing Agreement as of October 5, 2023:

Term	Means
“Existing Agreement”	The Services Agreement by and among ALPS and Trust dated March 8, 2023
“ALPS”	ALPS Fund Services, Inc.
“Trust”	ALPS Series Trust (on behalf of the Brigade High Income Fund, a series of the Trust)

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have executed this Amendment by their duly authorized representatives.

ALPS FUND SERVICES, INC. SS&C GIDS, INC.		ALPS SERIES TRUST

By:	/s/ Kenneth Fullerton	By:	/s/ Lucas Foss

Name:	Kenneth Fullerton	Name:	Lucas Foss

Title:	Authorized Signatory	Title:	President

 Exhibit (h)(9)(b)

Schedule A to this Amendment

Amendments

The Existing Agreement is amended as follows:

1.	The following services are hereby added to the “Transfer Agency” subsection of Schedule A-1:

●	Perform interested party secure email delivery services (“Statement Delivery Services”)

In connection with the Statement Delivery Services, ALPS will:

■	Record the email address previously provided by Trust or any third party institutional account statement recipients in DST Smart Desk account record;

■	Generate account statements for all shareholders at month and quarter end, post online and mail hard copies of such reports;

■	On or before the 5th business day after such account records are posted on online, using ALPS proprietary Secure Statement Email System (“System”) create a secure email for each institutional account (with the option enabled), addressed as previously instructed by Trust or third party institutional account statement recipients;

■	Using the System, identify the correct statement from each account and attach it to the email; and

■	Using the System, will send each email to intended institutional account recipients in a secure format.

2.	The following subsection 4 is added to the “ALPS Transfer Agency Services and Terms” section of Schedule A-2:

4.	In connection with the interested party secure email delivery services (“Statement Delivery Services”), the Parties hereto agree and acknowledge the following:

(i)	Statement Delivery Services are performed solely at the request of the institution account and /or Trust;

(ii)	ALPS provides the Statement Delivery Services as a service only and makes no representations or warranties that such services satisfy any delivery obligations of the Trust under applicable law;

(iii)	ALPS is not responsible for errors resulting from reliance on instructions or email addresses provided by the Trust or the institutional account or each of their authorized representatives or agents;

(iv)	ALPS will not email statements to any address outside of DST Smart Desk account recordkeeping system and Trust or the institutional account is solely responsible for providing or updating such addresses; and

(v)	Upon request of the Trust, ALPS will promptly perform an audit of the email addresses in the DST Smart Desk account or their authorized representative or agent.

 Exhibit (h)(9)(b)

 Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.